Rule 424(b)(3)
                                            File Nos. 333-55536 and 333-55536-01
PRICING SUPPLEMENT NO. 31 DATED OCTOBER 1, 2001
     (To Prospectus dated March 13, 2001 and Prospectus Supplement dated March 15, 2001)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series J
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                             COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                                          Floating Rate Notes

Trade Date:                October 1, 2001                    Book Entry:    |X|
Public Offering Price:     100%                               Certificated:  |_|
Agent Discount:            .250%     Principal Amount:              $500,000,000
Purchase Price:            99.750%                    Proceeds, before expenses,
     Original  Issue  Date:   October  4,  2001  to   Countrywide   Home  Loans:
$498,750,000
     Stated Maturity Date: October 1, 2003 CUSIP: 22237 LLS9
     Minimum Denomination: $1,000 ISIN: US22237 LLS96
     Specified Currency: U.S. Dollars Common Code: 013696365
Interest Rate Basis:       LIBOR (Telerate Page 3750)
     Index Maturity: 1 month Maximum Interest Rate: N/A
     Initial Interest Rate: 3.1875% Minimum Interest Rate: N/A
     Interest Reset Dates:  The 1st of each month,  Interest Factor  Convention:
N/A
     commencing November 1, 2001 Spread (plus or minus): plus .55%
                                 Spread Multiplier:                          N/A
     Interest Payment Dates: The 1st of each month, Calculation Agent: The Bank of New York commencing November 1, 2001
Record Dates: The 15th of each month,
                           commencing October 15, 2001
Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.

     The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide
     Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of May 31, 2001,
     Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $13,106,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home
     Loans had $12,471,678,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.



         Lehman Brothers            Countrywide Securities Corporation

     In connection with the offering, Lehman Brothers Inc. or its affiliates may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level that might not otherwise prevail. This stabilizing, if commenced, may be discontinued at any time and will be carried out in compliance with the applicable laws, regulations and rules.



                                                         DESCRIPTION OF NOTES

     The following information supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the Countrywide Home Loans Medium-Term Notes, Series J, contained in the accompanying Prospectus Supplement and Prospectus.

Reopening

     Countrywide Home Loans may, without the consent of the holders of the Notes, reopen this issue of Notes and issue additional notes of the same series with substantially similar terms.

Form and Settlement

     The Notes will be represented by one or more global certificates in fully registered form. Each global certificate will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, Societe Anonyme, or Euroclear Bank S.A./N.V., as operator of the
     Euroclear System, if they are participants in such systems, or indirectly through organizations that are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in
     Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries names on DTC's books.


                                                             UNDERWRITING

     Subject to the terms of a Terms Agreement, dated as of October 1, 2001, among Countrywide Home Loans, Countrywide Credit
     Industries and Lehman Brothers Inc. and Countrywide Securities Corporation (collectively, the "Agents"), Countrywide Home Loans has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:

                                                                Principal Amount
     Agents of the Notes
                       ______                                 __________________
         Lehman Brothers Inc.                                    $ 425,000,000
         Countrywide Securities Corporation
                                                                      75,000,000
                                                                   $ 500,000,000


================================================================================
     Under the terms and conditions of the Terms Agreement, the Agents are committed to take and pay for all of the Notes, if any are taken.

     The Agents propose to offer the Notes initially at the public offering price set forth on the cover page of this Pricing
     Supplement and to certain dealers at such price less a concession not in excess of .100% of the principal amount of the Notes. The
     Agents may allow, and the dealers may reallow, a discount not in excess of .075% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

     The Notes are a new issue of securities with no established trading market. Countrywide Home Loans has been advised by the
     Agents that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Countrywide Home Loans has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.

                                                          __________________


     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. are not,
     and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and
     Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. may have changed since that date.